Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES SHARE REPURCHASES IN THE SECOND QUARTER 2014

ATLANTA, GEORGIA, July 1, 2014: Rollins, Inc., a premier global consumer and commercial services company (NYSE Ticker Symbol – ROL), announced today that during the second quarter of 2014 it purchased 192,583 shares under its share repurchase program and 226,012 shares have been repurchased year-to-date. In total, 4,731,472 additional shares may be purchased under previously approved programs by the Board of Directors. The program does not have an expiration date.

Rollins Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control, Trutech LLC, and Rollins Australia, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Europe, South America, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa, Mexico and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com, www.allpest.com.au and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding potential repurchases of Company common stock are forward looking statements within the meaning of the Private securities Litigation Reform Act of 1995. The timing and amount of future stock repurchases are subject to a number of uncertainties, including market conditions, the Company’s liquidity and financial position, and applicable laws and regulations.